Exhibit 1.1

AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT

THIS AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT (this “Amendment”) is made and entered into as of August 28, 2025 by and between SilverBox Corp IV, a Cayman Islands exempted company (the “Company”), and Santander US Capital Markets LLC (“Santander”), and amends that certain Underwriting Agreement, dated as of August 15, 2024 (the “Underwriting Agreement”), by and between the Company and Santander, as representative of the several underwriters named therein (collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

WHEREAS, the Parties desire to amend certain provisions of the Underwriting Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.            Amendment to the Underwriting Agreement. Effective as of the execution hereof,

(a)            Section 2(c) of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

(c)          In addition to the discount from the public offering price represented by the purchase price set forth in the first sentence of Section 2(a) of this Agreement, the Company hereby agrees to pay to the Underwriters an aggregate deferred discount of $6,030,000 (the “Deferred Discount”). The Deferred Discount will be paid directly to the Representative, on behalf of the Underwriters, by the Trustee from amounts on deposit in the Trust Account by wire transfer if and when the Company consummates an Initial Business Combination. The Underwriters hereby agree that if no Initial Business Combination is consummated within the time period provided in the Amended and Restated Memorandum and Articles of Association and the funds held under the Trust Agreement are distributed to the holders of the Class A Ordinary Shares included in the Securities sold pursuant to this Agreement (the “Public Shareholders”), (i) the Underwriters will forfeit any rights or claims to the Deferred Discount and (ii) the Trustee under the Trust Agreement is authorized to distribute the Deferred Discount to the Public Shareholders on a pro rata basis. For the avoidance of doubt, the obligations of each Underwriter under this Agreement shall be fully satisfied upon the payment of the purchase price for the Securities purchased by such Underwriter on the Closing Date or the Option Closing Date without any further conditions.

2.            No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the Underwriting Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the Underwriting Agreement.

3.            References.

(a)            All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Underwriting Agreement shall refer to the Underwriting Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Underwriting Agreement (as amended hereby) and references in the Underwriting Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to August 15, 2024.

4.            Amendments. This Amendment may be amended or modified in whole or in part only by a duly authorized agreement in writing in the same manner as this Amendment, which makes reference to this Amendment and which shall be executed by all parties hereto.

5.            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

SILVERBOX CORP IV

By:	/s/ Stephen Kadenacy
Name:	Stephen Kadenacy
Title:	Chief Executive Officer

Signature Page to Amendment to Underwriting Agreement

SANTANDER LLC

By:	/s/ Ryan Kelley
Name:	Ryan Kelley
Title:	Managing Director

Signature Page to Amendment to Underwriting Agreement